Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

Elizabeth Goode, Director Corporate Development

(661) 295-5600, ext. 2632

goodee@3dsystems.com

3D Systems To Outsource Its Equipment Assembly Activities

VALENCIA, Calif., July 21, 2004 - 3D Systems Corporation (Nasdaq: TDSC) announced today that, as part of the implementation of its long-term business strategy, the Company has begun to engage selected design and manufacturing companies to assemble its equipment portfolio, including its InVision™ 3-D printers and its Viper™ SLA® systems.  As this program is implemented, the Company expects to discontinue its equipment assembly activities at its Grand Junction, Colorado, facility.  The Company anticipates completing this program within the next 12-18 months.  Currently, the Company plans to continue to conduct its material blending and customer support activities out of its Grand Junction facility.

“This program represents another step that we are taking toward achieving our long-term business model targets, improving our cash flow and accelerating the pace of our new product development,” said Abe Reichental, 3D Systems’ president and chief executive officer. “We believe that greater focus on our core capabilities and unique expertise in combining systems, materials, processknow-how, expert field service and application support into a tightly integrated and optimized system solution will result in greater benefits to our customers.

 “We also believe that transitioning non-core activities such as our assembly operations to specialty companies that have developed equipment assembly as one of their core competencies will enable us to improve the quality and cost of our systems and the Company’s financial operating profile.”

Forward-Looking Statements

Certain statements made by the Company in this release are forward-looking statements. These statements include comments as to the Company’s beliefs and expectations as to future events and trends affecting the Company’s business. These forward-looking statements are based upon management’s current expectations concerning future events and trends and are necessarily subject to uncertainties, many of which are outside the control of the Company. The factors stated under the heading “Forward-Looking Statements” and “Cautionary Statements and Risk Factors” in management’s discussion and analysis of results of operations and financial condition, which appear in the Company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from such statements.

About 3D Systems

Founded in 1986, 3D Systems®, the solid imaging companySM, provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing.  Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, ext. 2882 (or 661/295-5600, ext. 2882 from outside the United States), or via email at moreinfo@3dsystems.com.

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